EXHIBIT 4.54(B)

AMENDMENT TO SECURITY AGREEMENT

This Security Pledge Amendment, dated as of February 28, 2006, is delivered pursuant to Section 5.1 of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of February 8, 2002, among Jacobs Entertainment, Inc. (formerly known as Gameco, Inc.) (the “Issuer”), the undersigned, the other Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee (in such capacity and together with any successors in such capacity, the “Trustee”).  The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	CERTIFICATE NO(S).	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER
Jalou of Larose, LLC	Membership Interests	1	100%
Fuel Stop 36, Inc.	Common Stock	5	100%

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE
None

[Signature Page Follows]

JACOBS ENTERTAINMENT, INC., a Delaware corporation, as Pledgor

		By:	/s/ Jeffrey P. Jacobs
Jeffrey P. Jacobs
President

JALOU L.L.C., a Louisiana limited liability company, as Pledgor

		By:	/s/ Stephen R. Roark
Stephen R. Roark
President and Manager

JALOU II INC., a Louisiana corporation, as Pledgor

		By:	/s/ Stephen R. Roark
Stephen R. Roark,
President

AGREED TO AND ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Joseph P. O’Donnell
Title: Vice President